EXHIBIT 99.1

News Release

Contacts: Media - Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Will Invest $55 Million For Additional Electrical Steel Capacity

MIDDLETOWN, OH, October 23, 2006 — AK Steel (NYSE: AKS) said today that its board of directors had approved a capital investment to increase production capacity for high quality, grain-oriented electrical sheet steels by about 12 percent. The $55 million expansion project is aimed at helping AK Steel meet continued strong market demand for electrical steel products used in electrical generation and transmission markets. The newly approved capital funds will be used to upgrade and modify existing production equipment at the company’s Butler (PA) and Zanesville (OH) facilities.

In April, AK Steel announced a $14 million capital investment to increase electrical steel production capacity at its Butler Works. That project is expected to be completed in the first quarter of 2007. Combined with today’s announced investment, AK Steel’s production capacity for electrical steel products will increase to about 335,000 tons per year by mid-2008.

“With this latest investment, AK Steel will significantly enhance its commitment to meeting the needs of customers throughout the world for advanced grain-oriented electrical steels,” said James L. Wainscott, chairman, president and CEO of AK Steel.

AK Steel is one of the largest producers in the world of silicon-alloy electrical steels and is the leading domestic producer of the high value-added grain-oriented grades. Grain-oriented electrical steels are used in the manufacture of energy-efficient power generation and distribution transformers.

Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

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